United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 25, 2013

Integrated Healthcare Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-23511	87-0573331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 North Tustin Avenue, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 953-3503

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

Amendment No. 5 to Revolving Loan Facility

On March 25, 2013, Integrated Healthcare Holdings, Inc. (“IHHI”) and its subsidiaries, WMC-A, Inc., WMC-SA, Inc., Chapman Medical Center, Inc. and Coastal Communities Hospital, Inc. (together with IHHI, the “Company ”), entered into Amendment No. 5 to Credit and Security Agreement and Limited Waiver (the “Revolving Loan Amendment”), which amends the Credit and Security Agreement, dated as of August 30, 2010, as amended (the “Revolving Loan Agreement”), with MidCap Funding IV, LLC, as assigned to it from MidCap Financial, LLC, as administrative agent and a lender.

Among other things, the Revolving Loan Amendment provides for the following:

•	an increase in the Revolving Loan Commitment amount from $30,000,000 to $35,000,000;

•	the Applicable Margin was changed: (a) from 3.00% to 2.25% with respect to Revolving Loans bearing interest upon the Base Rate and (b) from 5.00% to 4.25% for all other Revolving Loans and Obligations;

•	the Commitment Expiry Date was extended to March 25, 2016;

•	certain modifications were made to the definitions of Permitted Indebtedness and Prepayment Fee and the lockbox requirements; and

•	the Company was granted a waiver of certain prior Events of Default or Defaults under the Revolving Loan Agreement and a waiver of the requirement to comply with the Fixed Charge Coverage Ratio covenant for the Defined Period ending March 31, 2013.

The foregoing description of the Revolving Loan Amendment is not complete and is qualified in its entirety by reference to copy of such agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.  The foregoing summary should be read in connection with such exhibit. Capitalized terms used but not defined in this Report have the meanings that are used or set forth in the Revolving Loan Amendment.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Report is incorporated under this Item by reference.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
99.1	Amendment No. 5 to Credit and Security Agreement, dated March 25, 2013, by and among the Company and MidCap Funding IV, LLC, as Agent and lender.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED HEALTHCARE HOLDINGS, INC.

Date: March 29, 2013	By:	/s/ Steven R. Blake
Steven R. Blake
Chief Financial Officer

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